UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
June 8, 2011

AXION INTERNATIONAL HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Colorado (State or Other Jurisdiction of Incorporation)	0-13111 (Commission File Number)	84-0846389 (IRS Employer Identification No.)

180 South Street, Suite 104, New Providence, NJ 07974 (Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: 908-542-0888

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 8, 2011, the Company entered into an employment agreement with Donald Fallon, the Chief Financial Officer and Treasurer of Axion International Holdings, Inc. (the “Company”), and terminated the consulting agreement which was effective from November 11, 2010.

Mr. Fallon has served as a consultant providing chief financial officer services to emerging high tech and non-profit organizations since November 2006. Since December 2003 until October 2006, Mr. Fallon held the positions of Senior Vice President, Chief Financial Officer and Co-founder of Ceptor Corporation, an OTCBB-listed development-stage biopharmaceutical company engaged in the research and development of therapeutic products with a focus on orphan diseases. Mr. Fallon has over 30 years of broad senior-level financial and accounting management experience, having served as Chief Financial Officers at both publicly and privately held companies.. Mr. Fallon has co-founded several biotech companies, and has substantial experience in SEC compliance issues, raising public and venture capital, strategic partnering and planning, and operations. Mr. Fallon is a certified public accountant, holds a MBA in Finance from Loyola University Maryland, and received a BS in Accounting from University of Baltimore and is a member of the American Institute of Certified Public Accountants, Financial Executives International and various other professional organizations.

There are no family relationships between Mr. Fallon and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.

Pursuant to the terms of his employment agreement with the Company, Mr. Fallon will receive a base salary of $175,000.00 per annum (“Base Salary”). In addition, the Company has agreed to grant options (the “Options”) to purchase up to 500,000 shares of the Company’s Common Stock. The Options will be issued pursuant to and will remain subject to the Company’s stock plans and will be exercisable for a period of up to five (5) years from June 8, 2011, the start date of Mr. Fallon’s employment (“Start Date”). The vesting and the exercise price per share of the Options are as follows: (i) 125,000 options vesting immediately on the Start Date with an exercise price equivalent to the closing price of a Share of Common Stock on the trading day immediately preceding the Start Date; (ii) 125,000 options vesting on the first anniversary date of Start Date with an exercise price of $1.30; (iii) 125,000 options vesting upon the Company achieving $20 million in sales in any fiscal year, with an exercise price of $1.75; and (iv) 125,000 options vesting upon the Company achieving $50 million in sales in any fiscal year,  with an exercise price of $2.00.

In the event, following a Change of Control (as defined), Mr. Fallon’s employment with the Company is terminated by the Company for any reason other than (a) for Cause (as defined), (b) due to his death or (c) due to a Permanent Disability (as defined), he will be entitled to (x) receive severance in the amount of his then current Base Salary, payable in a lump sum payment, plus, (y) if such termination occurs prior to the first anniversary date of Start Date, immediate vesting of the 125,000 Options which would have otherwise vested on such first anniversary date. In the event that his employment with the Company is terminated as a result of his Permanent Disability or death, he or his estate will be entitled to receive an amount equal to 50% of Mr. Fallon’s then current Base Salary.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits:
10.1	Employment Agreement, dated June 7, 2011.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2011

AXION INTERNATIONAL HOLDINGS, INC.

/s/ Donald W. Fallon
Name:	Donald W. Fallon
Title:	Chief Financial Officer